Exhibit 99.1

BWAY Parent Company Inc. Announces Preliminary Results

of Operations for the Fiscal Year Ended September 30, 2012

ATLANTA, Oct. 17, 2012—BWAY Parent Company, Inc. (“BWAY” or “the Company”), the parent company of BWAY Intermediate Company, Inc., today reported preliminary results of operations for fiscal 2012. The Company expects full year fiscal 2012 net sales to be between $1.175 billion and $1.185 billion and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and certain other items noted in the GAAP reconciliation below) to be between $166 million and $168 million. The Company expects these ranges to be the same for BWAY Intermediate Company, Inc.

Estimates of results are inherently uncertain and subject to change, and the Company undertakes no obligation to update this information. Actual results remain subject to the completion of management’s and the audit committee’s final review, as well as the year-end audit by the Company’s registered independent public accountants. The Company and its independent registered public accountants do not assume any responsibility for the accuracy of the estimates, and they are not providing an opinion or other assurance with respect to these estimates. The estimates set forth above were prepared by the Company’s management and are based upon a number of assumptions.

The following table reconciles the Company’s estimated net income to its estimate of Adjusted EBITDA for fiscal 2012 based on the midpoint of the ranges set forth above.

($ in millions)	Fiscal Year Ended September 30, 2012 (unaudited)
Net income (1)	$8.1
Provision for income taxes (1)	5.4
Interest expense	69.1
Depreciation and amortization expense	88.4

EBITDA	171.0
Adjustments:
Restructuring (2)	1.4
Business acquisition costs (3)	0.3
Gain on disposal of bottle equipment (4)	(9.3)
Stock-based compensation expense (5)	1.4
Gain on derivatives (6)	(0.1)
Foreign exchange (7)	(1.7)
Bonus adjustment (8)	2.7
Plant manager terminations (9)	0.8
Frozen defined benefit plan costs (10)	0.6
Other adjustment items (11)	0.3

Adjusted EBITDA	$167.4

(1)	In addition to being subject to the completion of management’s and the audit committee’s final review, as well as the year-end audit by its registered independent public accountants, net income and provision for income taxes are pending the finalization of goodwill impairment testing and certain related income tax accounting calculations. The completion of those may have a material impact on net income and provision for income taxes, but are not expected to affect Adjusted EBITDA.
(2)	Represents severance and facility exit charges associated with previously closed and exited facilities.
(3)	Represents costs associated with the Plastican acquisition and the preparation of the Company for sale.

(4)	Represents the difference between book value and consideration received for the bottle equipment assets sold in the quarter ended March 31, 2012.
(5)	Represents non-cash stock-based compensation expense.
(6)	Represents unrealized gains and losses associated with an interest rate swap that does not meet the criteria for hedge accounting.
(7)	Amount represents a loss from foreign exchange, primarily related to unrealized losses on the translation of U.S. dollar denominated debt of our Canadian subsidiary.
(8)	Adjustment reduces management bonus expense to the level payable upon achievement of plan “target” in 2012 rather then the maximum bonuses that were accrued by the Company during the period.
(9)	Represents severance and other costs related to the termination of approximately nine plant managers upon an operational realignment.
(10)	Represents the ongoing expense associated with legacy benefits under three company sponsored frozen defined benefit plans.
(11)	Represents other adjustments for non-recurring or unusual items, including an inventory obsolescence charge upon the acquisition of the North Brunswick plant, a dispute related to a vendor, expenses related to tornado damage at a facility, and the removal of certain other income and expense items.

About BWAY

The Company, through its primary operating subsidiary, BWAY Corporation, is a leading North American supplier of general line rigid containers. The Company operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis. BWAY Corporation is a 100% owned subsidiary of BWAY Holding Company, which is a 100% owned subsidiary of BWAY Intermediate Company, Inc.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. Please refer to our filings with the United States Securities and Exchange Commission, for a discussion of other factors that may affect future performance or results.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company provides financial measures and terms not calculated in accordance with accounting principles generally accepted in the United States (GAAP). Presentation of non-GAAP financial measures such as, but not limited to “EBITDA” and “Adjusted EBITDA,” provide investors with an alternative method for assessing the Company’s operating results in a manner that enables them to more thoroughly evaluate the Company’s performance. These non-GAAP financial measures provide a baseline for assessing the Company’s future earnings expectations. The Company’s management uses these non-GAAP financial measures for the same purpose. The non-GAAP financial measures included in this news release are provided to give investors access to the types of measures that the Company uses in analyzing its results.

The Company’s calculation of non-GAAP financial measures is not necessarily comparable to similarly titled measures reported by other companies. These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. When presenting non-GAAP financial measures, we provide a reconciliation of such non-GAAP financial measures to GAAP financial measures.